                                                                 EXHIBIT 11




                            STROUDS, INC.
                  COMPUTATION OF PER SHARE EARNINGS


                                          13 WEEKS ENDED          26 WEEKS ENDED
                                      ----------------------   ----------------------
                                      August 30,   August 31,  August 30,   August 31,
                                        1997         1996        1997         1996
(in thousands, except share data)     ---------    ---------   ---------    ---------
---------------------------------
Weighted average number of common
   shares outstanding                    8,550        8,519       8,543        8,516
                                      =========    =========   =========    =========



Net loss                              $ (1,129)    $   (337)   $ (4,128)    $ (1,015)
                                      =========    =========   =========    =========



Net income (loss) per common and
   common equivalent shares           $  (0.13)    $  (0.04)   $  (0.48)    $  (0.12)
                                      =========    =========   =========    =========

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Fully diluted net loss per share is not presented since the amounts do not differ significantly from the primary net income per share presented.